UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 28, 2009 (October 28, 2009)

Date of report (Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Nick L. Stanage

Today, October 28, 2009, we announced that, effective November 9, 2009, Mr. Nick L. Stanage will become our President.  We also issued a press release today regarding the appointment of Mr. Stanage, which press release is filed as an exhibit to this Form 8-K.

Prior to joining Hexcel, Mr. Stanage was President of the Heavy Vehicle Products group at Dana Holding Corporation from December 2005 through October 2009, and served as VP and GM of the Commercial Vehicle group at Dana from August 2005 to December 2005. From 1986 to 2005, Mr. Stanage held a variety of technical, marketing and management positions with Honeywell Inc. (formerly AlliedSignal Inc.), including VP and GM of the Engine Systems & Accessories business unit in the aerospace group from January 2005 to August 2005, and VP Integrated Supply Chain & Technology of the Consumer Products Group from 2003 to January 2005.  Prior to joining AlliedSignal, Mr. Stanage worked as a design engineer for Clark Equipment Company.

Compensation Arrangements with Mr. Stanage

We entered into an Employment and Severance Agreement and a Supplemental Executive Retirement Agreement (SERP) with Mr. Stanage, and agreed to grant him an award of restricted stock units.  Each of these agreements is filed as an exhibit to this 8-K, and the descriptions below are qualified in their entirety by reference to the full agreements.

Employment and Severance Agreement with Mr. Stanage

The employment and severance agreement provides for

•                  an initial base salary of $535,000

•                  an annual cash target bonus award of 75% of salary (any award for 2009 will be pro-rated from the date of hire)

•                  a sign-on award of restricted stock units valued at $1,000,000, an annual equity award in 2010 valued at 150% of base salary, and an annual equity award in subsequent years valued within a range of 140% to 210% of base salary, as determined by the compensation committee; all annual equity awards will be valued and granted in such form as determined by the compensation committee for all executives

•                  Mr. Stanage to participate in all of our employee benefit plans and arrangements applicable to senior level executives, except that Mr. Stanage will not participate in our executive perquisites program

The employment and severance agreement provides that we will make certain payments to Mr. Stanage upon termination of his employment under certain circumstances.  If we terminate Mr. Stanage for any reason other than for disability or cause, or if Mr. Stanage terminates his employment for good reason, then Mr. Stanage will receive

•                  an annual bonus prorated for the portion of the year he was employed

•                  a lump sum payment equal to the sum of his then current base salary and his average bonus over the prior three years

•                  participation for one year after termination in all medical, health, life insurance and other welfare plans and programs in which Mr. Stanage was participating on the date of termination

If we terminate Mr. Stanage for any reason other than for disability or cause, or if Mr. Stanage terminates his employment for good reason, in either case during a period which qualifies as a potential change in control period or within two years after a change in control, then Mr. Stanage will receive the same payments and benefits as described above except that

•                  the lump sum payment will be equal to three times the sum described above (if the termination is on or before November 9, 2014), or two times the sum described above (if the termination is after November 9, 2014)

•                  continued participation in medical, health, life insurance and other welfare plans and programs will be for three years (if the termination is on or before November 9, 2014), or two years (if the termination is after November 9, 2014)

•                  Mr. Stanage will be entitled to receive a modified gross-up payment for any excise tax incurred under Section 280G of the Internal Revenue Code if the change in control occurs on or prior to November 9, 2014, and the total “parachute payments” exceed Mr. Stanage’s untaxed safe harbor amount by 10% or more.  In this case, we have agreed to reimburse Mr. Stanage for the excise tax as well as any income tax and excise tax payable by Mr. Stanage as a result of any reimbursements for the excise tax. For a change of control occurring after November 9, 2014, Mr. Stanage will not be entitled to this modified gross-up payment.

Upon Mr. Stanage’s death, if the amount received by his estate as payment under the insurance policy that we provide for Mr. Stanage is less than two times the sum of his then current base salary and his average bonus over the prior three years, then we will pay the difference to his estate, up to a maximum total benefit (inclusive of the payment pursuant to the insurance policy) of $1,500,000.

The agreement also provides that, in consideration for the payments received, Mr. Stanage will not compete with us in any capacity for a period of one year following the termination of his employment.  If Mr. Stanage’s termination is in connection with a change in control, the period is extended to three years (if the termination is on or before November 9, 2014), or two years (if the termination is after November 9, 2014).  However, this restriction will not apply if Mr. Stanage’s duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us.  The agreement also subjects Mr. Stanage to customary terms regarding non-solicitation of customers and our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information, and processes, technologies, designs and inventions.

The initial term of the employment and severance agreement is three years.  The agreement is then automatically extended for additional one-year periods unless, prior to the date that is one year prior to the end of the then current period, we give Mr. Stanage notice that we are not extending the term of the agreement.

SERP Agreement with Mr. Stanage

The SERP provides a retirement benefit to Mr. Stanage intended to supplement his retirement income from our other retirement plans.  The material features of the SERP are as follows:

•                  The monthly normal retirement benefit is equal to the product of Mr. Stanage’s final average pay, benefit percentage and vesting percentage, offset by any vested contributions made by us under our 401(k) plan.

•                  Final average pay equals Mr. Stanage’s average monthly compensation for the highest paid 36 months out of his final 60 months of employment, and includes salary and bonus, but not equity compensation. Bonus is deemed to be earned ratably over the period in which it was earned.

•                  The benefits percentage is 7/30 of 1% for each month of service, but shall not increase further once Mr. Stanage reaches age 65.

•                  The vesting percentage is 100% once Mr. Stanage has been employed by us for five years, and is zero prior to that time.

•                  Upon retirement after reaching age 65, Mr. Stanage will receive a lump sum that is actuarially equivalent to a lifetime payment stream of the monthly normal retirement benefit starting the month after employment terminates and ending on death, but is guaranteed to be at least 120 monthly payments

•                  If Mr. Stanage’s employment terminates prior to age 65 (early retirement), he will receive a lump sum that is actuarially equivalent to a lifetime payment stream of the monthly normal retirement benefit, reduced by 3% for each year by which the date of the first payment precedes age 65.  The assumed payment stream starts the month after his employment terminates (but no earlier than the month he reaches age 55), and ends on death, but is guaranteed to be at least 120 monthly payments.

•                  Should Mr. Stanage die before receiving any benefits under the SERP, Mr. Stanage’s designated beneficiary will receive a lump sum that is actuarially equivalent to the 50% survivor annuity the beneficiary would have received had Mr. Stanage retired immediately prior to his death and elected to receive his benefit in the form of a 50% joint and survivor annuity.  Mr. Stanage also may elect to have the lump sum survivor benefit calculated on the basis of a 75% or 100% survivor annuity, or for it to equal the full lump sum he would have received had he retired immediately prior to his death.  If Mr. Stanage elects any of these alternative forms of benefit, the additional actuarial cost (above the cost of providing the benefit based on a 50% survivor annuity) reduces the amount of Mr. Stanage’s retirement benefit (and hence the survivor’s benefit as well).

•                  Upon certain other types of termination, the amount of benefit is different:

•                  Upon termination by us without cause on or before May 9, 2011, or upon termination by us for cause at any time, no benefits are payable.

•                  Upon termination by us without cause, or by Mr. Stanage for good reason, in either case after May 9, 2011, twelve months of service are added for purposes of computing the benefits percentage, and the vesting percentage is 100% regardless of how long Mr. Stanage has been employed by us.

•                  Upon termination by us without cause, or by Mr. Stanage for good reason, in either case within two years after a change in control or during a period which qualifies as a potential change in control, 36 months of service are added (if the termination is on or before November 9, 2014), or 24 months are added (if the termination is after November 9, 2014) for purposes of computing the benefits percentage, and the vesting percentage is 100% regardless of how long Mr. Stanage has been employed by us.

•                  Upon termination due to disability, the lump sum is calculated without reduction if the assumed payment stream would start prior to age 65.

•                  Mr. Stanage may choose to receive an actuarially equivalent payment stream in lieu of a lump sum, in accordance with the requirements of Section 409A of the Internal Revenue Code.

Mr. Stanage will not be given the opportunity to participate in our Nonqualified Deferred Compensation Plan (“NDCP”), which permits certain highly compensated employees to defer a portion of their pay and receive company matching and profit-sharing contributions above the IRS limits permitted under our qualified 401(k) plan.  Participation in the NDCP by Mr. Stanage is not feasible due to regulations under Section 409A of the Internal Revenue Code, which essentially prohibit company contributions under a plan such as the NDCP from being an offset against Mr. Stanage’s SERP benefit.  Therefore, we entered into a letter agreement with Mr. Stanage providing that, if Mr. Stanage’s employment with us terminates under circumstances in which his SERP benefit is not vested, we will provide a payment to Mr. Stanage equal to the matching contributions that would have been credited to him under the NDCP assuming he was a participant in the NDCP during his employment with us.  This letter agreement is filed as an exhibit to this 8-K.

Equity Award to be granted to Mr. Stanage

The employment and severance agreement provides that, on November 9, 2009, Mr. Stanage will receive a sign-on grant of restricted stock units (RSUs) valued at $1,000,000.  The number of RSUs will be determined by dividing $1,000,000 by the closing price of our common stock on the NYSE on November 9, 2009.  One-third of the RSUs will vest and convert into shares of our common stock, on a one-to-one basis, on each of the first three anniversaries of November 9, 2009.

All RSUs immediately vest upon death, termination due to disability, or upon a change of control.  If Mr. Stanage’s employment terminates for any other reason, all unvested RSUs are forfeited.

Item 9.01                                           Financial Statements and Exhibits

(d)                               Exhibits

99.1                         Supplemental Executive Retirement Agreement dated October 28, 2009, between Nick L. Stanage and Hexcel Corporation.

99.2                         Employment and Severance Agreement between Hexcel Corporation and Nick L. Stanage, dated October 28, 2009.

99.3                         Form of Restricted Stock Unit Agreement, to be entered into on November 9, 2009, by and between Hexcel Corporation and Nick L. Stanage.

99.4                         Letter Agreement, dated October 28, 2009, by and between Hexcel Corporation and Nick L. Stanage.

99.5                         Press Release issued October 28, 2009, regarding the appointment of Nick L. Stanage to the position of President

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

October 28, 2009
/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President

Exhibit Index

Exhibit No.	Description

99.1	Supplemental Executive Retirement Agreement dated October 28, 2009, between Nick L. Stanage and Hexcel Corporation.

99.2	Employment and Severance Agreement between Hexcel Corporation and Nick L. Stanage, dated October 28, 2009.

99.3	Form of Restricted Stock Unit Agreement, to be entered into on November 9, 2009, by and between Hexcel Corporation and Nick L. Stanage.

99.4	Letter Agreement, dated October 28, 2009, by and between Hexcel Corporation and Nick L. Stanage.

99.5	Press Release issued October 28, 2009, regarding the appointment of Nick L. Stanage to the position of President